EXHIBIT 10.56

AMENDED AND RESTATED

CONSULTING AGREEMENT

This Amended and Restated Agreement is between PROTEIN DESIGN LABS, INC., a Delaware corporation (“PDL”), and the PDL consultant who has signed this Agreement (“Consultant”). The original Agreement was effective as of January 2, 2004 and this Amended and Restated Agreement (the “Agreement”) is effective as of January 2, 2006 (the “Amended Effective Date”).

1. ENGAGEMENT OF SERVICES.

1.1 Engagement. PDL retains Consultant pursuant to the provisions of this Agreement to perform the consulting services specified in the Engagement attached as Exhibit A and any further Engagement that may be executed by the parties (the “Engagement”) in accordance with the schedule set forth in each such Engagement.

1.2 No Delegation. PDL selected Consultant to perform the services set forth in the Engagement based upon PDL receiving Consultant’s personal service. Therefore, Consultant may not subcontract or otherwise delegate or assigns its rights and obligations under this Agreement without PDL’s prior written consent. Consultant shall have the right and responsibility of controlling the manner and means of its completion of the Engagement. However, Consultant will perform such services at such place or places and at such times as PDL reasonably requests.

2. COMPENSATION.

2.1 Fee. PDL will pay the fee set forth in the Engagement for the services under this Agreement.

2.2 Expenses. PDL will reimburse Consultant for all out-of-pocket expenses (round trip economy class airfare for domestic travel and business class airfare for international travel, hotel, meals) reasonably incurred by Consultant and not otherwise reimbursed in connection with any trip made by Consultant at PDL’s specific request, for telephone toll charges, and for all other reasonable expenses actually incurred and not otherwise reimbursed which are incidental to the services performed under this Agreement.

2.3 Payment. PDL will pay for services and reimburse Consultant for reimbursable expenses within thirty (30) days of receipt of Consultant’s invoice provided Consultant has furnished documentation for the expenses as reasonably requested by PDL.

2.4 Acceptance. If the Engagement provides for a payment upon acceptance, PDL will have thirty (30) days to accept or reject the results of Consultant’s services after completion. If PDL rejects the results of Consultant’s services, or any significant portion thereof, PDL will so advise Consultant, and PDL will have the right and option (a) to extend the time for Consultant to complete the services upon such terms determined by PDL; or (b) to terminate this Agreement.

3. INDEPENDENT CONTRACTOR. Consultant’s relationship with PDL will be that of an independent contractor. Nothing in this Agreement will be construed to create an employer-employee relationship between the parties to this Agreement. Consultant will be solely responsible for and will maintain adequate records of expenses it will incur in the course of performing services under this Agreement and will be solely responsible for and will file, on a timely basis, all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to its performance of services under this Agreement. Since Consultant will not be a PDL employee, Consultant will not be entitled to any of the benefits which PDL may make available to its employees, such as group insurance, profit-sharing, or retirement benefits, nor will any part of its compensation be subject to withholding by PDL for the payment of any social security, federal, state or any other employee payroll taxes.

4. DISCLOSURE AND ASSIGNMENT OF INVENTIONS.

4.1 Disclosure and Assignment. Consultant agrees to disclose promptly in writing to PDL every invention, discovery, improvement, copyrightable material, computer program, compound, micro-organism or other cell types, genetic or other biological material, process, manufacturing technique, trade secret, formula or know-how, whether or not patentable, conceived, made or reduced to practice or learned by Consultant in the course of any work that results from (1) any services performed for PDL or (2) use of trade secret information, equipment, supplies or facilities of PDL (collectively, “Inventions”). Consultant hereby assigns any such Inventions to PDL.

4.2 Assistance. With respect to any Inventions assigned to and owned by PDL pursuant to Section 4.1, Consultant agrees to assist PDL in any reasonable manner to obtain and enforce patents, copyrights, and other proprietary rights in any and all countries, and Consultant agrees to execute, when requested, patent applications and application assignments to PDL and any other lawful documents considered necessary by PDL to carry out the purpose of this Agreement, at PDL’s expense. Consultant further agrees that the obligations and undertakings stated in this Section 4 will continue beyond the termination of this Agreement, but if called upon to render such assistance after the termination of Consultant’s service to PDL, then Consultant will be entitled to a fair and reasonable per diem fee in addition to reimbursement of any expenses incurred at PDL’s request.

5. NO CONFLICT WITH PRIOR AGREEMENTS; INDEMNITY.

5.1 No Conflicts and Indemnity. Consultant represents and warrants that Consultant is not obligated under any other agreement which would affect PDL’s rights or Consultant’s duties under this Agreement, and the performance of Consultant’s duties as a consultant to PDL pursuant to the terms of this Agreement will not breach any agreement by which Consultant is bound, including (without limitation) any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by PDL. Consultant agrees to indemnify PDL from any and all loss or liability incurred by reason of the alleged breach of any such agreement. Consultant also agrees that it will not bring to PDL or use in the performance of Consultant’s responsibilities for PDL any materials or documents belonging to any current or former employer or other company that are not presently available to the public without the authorization of such former employer or company.

5.2 Third-Party Rights. Consultant further agrees not to disclose or make use of any information in the course of performing work for PDL which Consultant does not have the right to disclose, and which PDL is not free to use without liability of any kind. Consultant further agrees to inform PDL of any patents known to Consultant, which PDL may be in a position to violate as a result of information provided by Consultant.

6. CONFIDENTIAL INFORMATION; NON-SOLICITATION.

6.1. Confidentiality and Nonuse. Consultant will (a) hold PDL’s Confidential Information in trust and in strictest confidence, (b) protect the Confidential Information from disclosure and in no event take or fail to take any action causing any Confidential Information disclosed to or developed by Consultant to lose its character as Confidential Information and (c) will not use, reproduce, disseminate or disclose the Confidential Information except as permitted under this Agreement. Any and all reproductions of the Confidential Information made by Consultant will prominently contain a confidentiality legend. “Confidential Information” means any and all data and information (a) which has value to PDL or to its affiliated companies, licensees, customers, suppliers, or other third parties and is not generally known by competitors and (b) which is treated by PDL as confidential. Confidential Information may include, but is not limited to, any portion of any scientific or technical information, process, data, biological material, software programs, and information relating to PDL’s financial affairs, products, processes, business plans, employees, research and development, manufacturing, distribution and marketing, or information which any third party has disclosed to PDL in confidence.

6.2 Exceptions. Confidential Information will not include any information which is already known to Consultant free of any obligation of confidentiality at the time it is disclosed to Consultant by PDL, or which (a) has become generally known to the public through no wrongful act of Consultant; (b) has been rightfully received by Consultant from a third party without restriction on disclosure and without breach of an obligation of confidentiality running directly or indirectly to PDL; (c) has been approved for release to the general public by written authorization of PDL; (d) has been disclosed pursuant to a requirement of a governmental agency or of law without similar restrictions or other protections against public disclosure, or disclosure is required by operation of law; provided, however, that Consultant will first have given written notice of such required disclosure to PDL, made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which disclosure is required, and taken reasonable steps to allow PDL to seek to protect the confidentiality of the information required to be disclosed; or (e) is furnished to a third party by PDL without restrictions on the third party’s right to disclose the information.

6.3 Permitted Disclosures. Disclosures of the Confidential Information will be made only to employees, agents or independent contractors of Consultant (a) who are directly involved in performing the Engagement for PDL and have a specific need to know such information, and (b) who have entered into written confidentiality agreements which impose, or are otherwise bound by, restrictions on the Confidential Information at least equivalent to those imposed under this Agreement.

6.4 Nonsolicitation. Consultant will not, during the term of this Agreement and for a period of one (1) year thereafter, either directly or indirectly, on Consultant’s own behalf or in the service of, or on behalf of others, divert, solicit, or hire away, or attempt to divert, solicit, or hire away any person employed by PDL.

7. PDL PROPERTY.

7.1 Ownership. Consultant acknowledges that all documents, including drawings, manuals, letters, notes, notebooks, reports, sketches, formulae, memoranda, records, files, data, financial information, development plans, employee lists, customer lists and the like, computer software, genetic and other biological material, compounds, and other PDL property in Consultant’s custody or possession, whether delivered to it by PDL or made by Consultant in the performance of services under this Agreement, relating to the business activities of PDL and containing any information or data whatsoever, whether or not confidential, are the sole and exclusive property of PDL.

7.2 Segregation and Return of Materials. Consultant agrees to keep, separate and segregated from other work, all documents, records, notebooks, correspondence, cell lines and all products produced thereby, including (without limitation) compounds such as DNA, which directly relate to Consultant’s work under this Agreement. All rights, title and interest to these items will be in PDL, and upon expiration or other termination of this Agreement for any reason whatsoever, all documents, records, notebooks, and similar repositories of or containing confidential information then in Consultant’s control, whether prepared by Consultant or others, will be promptly turned over to PDL.

8. MISCELLANEOUS.

8.1 Assignment. Consultant will not assign this Agreement or any part of this Agreement without PDL’s prior written consent, and any such purported assignment will be void. This Agreement will be binding on Consultant’s heirs, successors, executors, legal representatives, and permitted assigns and will inure to the benefit of PDL’s successors and assigns.

8.2 Term. This Agreement is effective as of the date set forth above and continues for the term set forth in the Engagement (including such additional Engagements, if any, as the parties may enter into from time to time), unless earlier terminated in accordance with Section 8.3. The term of this Agreement may be extended by mutual agreement of the parties and by addendum to the original or any additional Engagements.

8.3 Termination. If payment for the services described in the Engagement is based upon a fixed price, either party may terminate this Agreement in the event of a material breach or default by the other party upon fifteen (15) days’ prior written notice to the other party. If payment for Consultant’s services described in the Engagement is other than a fixed price, either party may terminate this Agreement as to such Engagement for any reason, with or without cause, upon fifteen (15) days’ prior written notice to the other party. On termination of this Agreement, PDL’s obligation to pay any compensation (except for services or expenses already accrued or incurred) and Consultant’s obligation to perform any further services pursuant to Section I of this Agreement will terminate; provided, however, that such termination will not affect Consultant’s obligations under Section 4 (Disclosure and Assignment of Inventions), Section 5 (No Conflict with Prior Agreements; Indemnity), Section 6 (Confidential Information; Non-Solicitation) or Section 7 (PDL Property) of this Agreement, which obligations will continue for five (5) years from the date of termination.

8.4 Notice. Any notices permitted or required by this Agreement shall be in writing and shall be delivered personally or sent by telecopy, overnight courier, or certified or registered mail, return receipt requested to, if to PDL, PDL’s principal offices (Attention: General Counsel) or, if to Consultant, the address set forth below

Consultant’s signature, or to such other address as Consultant or PDL may designate by notice to the other. A notice will only be effective upon the earlier of actual receipt or three (3) business days after deposit in the United States mails.

8.5 Entire Agreement, Amendments, Etc. This Agreement, the exhibits to this Agreement, and the other documents contemporaneously executed or delivered constitute the full and entire understanding and agreement between the parties with respect to the subject matter of this Agreement, and supersede all prior understandings, negotiations and prior agreement between the parties. No waiver, amendment, or modification of any provision of this Agreement will be effective unless in writing and signed by the party against whom such waiver, amendment or modification is sought to be enforced. No failure or delay by either party in exercising any right, power or remedy under this Agreement will operate as waiver of any such right, power or remedy or of any other right, power or remedy under this Agreement.

8.6 Applicable Law and Independence of Provisions. This Agreement will be governed for all purposes by the law of the State of California as applied to transactions taking place wholly within California between California residents. If any provision of this Agreement is held invalid or unenforceable, the remaining provisions of this Agreement will continue in full force. PDL and Consultant agree to substitute for the invalid provisions a valid provision, which most closely approximates the intent and economic effect of the invalid provision.

8.7 Authorization. Each of the parties to this Agreement warrants that it has full authority and legal right to execute and deliver, and to perform it obligations under, this Agreement. Each of the individuals whose signature appears below warrants that he or she has full authority to execute this Agreement on behalf of the party on whose behalf he or she has affixed his or her signature to this Agreement.

8.8 Attorney Fees. The prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any action brought to enforce any right arising from this Agreement.

8.9 Injunctive Relief. Consultant acknowledges that money damages alone would be an inadequate remedy for the injuries and damage which would be suffered and incurred by PDL as a result of a breach of Sections 4, 5, 6 or 7. If Consultant breaches or threatens to breach any of such provisions, PDL, in addition to any other remedies it may have, will be entitled to a restraining order, injunction, or other similar remedy in order to specifically enforce such provisions. In the event that PDL seeks an injunction under this Agreement, Consultant waives any requirement that PDL post a bond or any other security.

PROTEIN DESIGN LABS, INC.:		CONSULTANT:

By:	/s/ Mark McDade	By:	/s/ Cary Queen
Print Name:	Mark McDade	Print Name:	Cary Queen
Title:	CEO	Title:

		Address:	[****]

[****]

		SSN:	[****]

EXHIBIT A

ENGAGEMENT NO.1

A.	Term: 3 years from the Amended Effective Date (a total term of five years from the Effective Date of the original Agreement)

B.	Project: Assist PDL in the prosecution and defense of the Queen et al. family of humanization patents in the U.S. and foreign countries; assist PDL in the prosecution and if necessary defense of the Light/Queen patent filings on use of anti-IL-2R antibodies for prevention of organ transplant rejection; assist in the drafting, prosecution and if necessary defense of such other PDL patent filings as requested by PDL’s Patent group; and undertake such other projects on behalf of PDL as reasonably requested by PDL’s CEO. Consulting will be for 15 days in a calendar quarter or up to 40 days per year, anything in excess of 15 days in a calendar quarter or 40 days in a year will be paid at rate of $2,500 per day.

C.	Consultant’s fee for the original two-year term was governed by the original Agreement. For the additional three-year term, compensation will be governed by this Agreement. Fixed Fee: $100,000 per annum, paid quarterly. As additional compensation, certain previous PDL stock option grants to Consultant will continue to vest according to the following schedule:

Option No.	Date of grant	Number of shares	Vesting schedule
001715	April 20, 2000	100,000	1/192 per month
001830	April 26, 2001	100,000	1/192 per month
002648	April 24, 2002	20,000	1/96 per month

NOTE: This Engagement is governed by the terms of a Consulting Agreement in effect between PDL and Consultant. Any item in this Engagement, which is inconsistent with that Agreement, is invalid.

PROTEIN DESIGN LABS, INC.:		CONSULTANT:

By:	/s/ Mark McDade	By:	/s/ Cary Queen
Print Name:	Mark McDade	Print Name:	Cary Queen
Title:	CEO	Title: